MZS & Associates
Chartered Accountants
1116, Raheja Chambers, Nariman Point, Mumbai 400 021.INDIA
www.mzs.co.in

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports dated October 11, 2007, relating to the audited financial statements of **Biosync Scientific Private Limited**, India for the year ended March 31, 2006 and March 31, 2005 and to the reference to our firm under the caption "Experts" in the related Prospectus of MIV Therapeutics, Inc., for the registration of up to 27,010,000 shares of its common stock.

For **MZS & Associates**
Chartered Accountants

MZS & ASSOCIATES MUMBAI CHARTERED ACCOUNTANTS

Zulfiqar Shivji
Partner (M No. 100666)
Mumbai: February 29, 2008

Tel: + 91 22 40323636 | Fax: +91 22 22838389 | Email: mail@mzs.co.in